Exhibit 99.1

ELLINGTON RESIDENTIAL MORTGAGE REIT ANNOUNCES DIVIDEND FOR THE SECOND QUARTER OF 2013 AND PROVIDES PORTFOLIO UPDATE

OLD GREENWICH, CONNECTICUT, JUNE 18, 2013 - Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today announced that its Board of Trustees has declared a dividend for the second quarter of 2013 of $0.14 per share, payable on July 26, 2013, to common shareholders of record as of June 28, 2013. This dividend reflects the Company's forecast of its approximate Core Earnings1 for the two month period commencing on the pricing of its initial public offering on May 1, 2013 and ending June 30, 2013.

Portfolio Update
As of June 14, 2013, the Company's portfolio of mortgage-backed securities (excluding TBA contracts, for which the Company held an overall net short position) was comprised of the following:

($ in millions)	Estimated Fair Value
Agency RMBS - Pools	$1,224.3
Agency RMBS - CMOs	7.8
Non-Agency RMBS	40.2
Total	$1,272.3

The Company also estimates that its book value per share as of May 31, 2013 was $19.36, as compared to its pro-forma post-IPO book value per share of $19.80. In connection with this estimate, the Company's registered independent public accountants have not performed the types of reviews or audits that they do for the Company's quarterly or annual financial statements. There can be no assurance that the Company's estimated book value per common share as of May 31, 2013 is indicative of what the Company's results are likely to be for the three or six month periods ending June 30, 2013 or in future periods, and the Company undertakes no obligation to update or revise its estimated book value per common share prior to issuance of financial statements for such three and six month periods.

The market for Agency RMBS has been marked by significant volatility since the Company's initial public offering. This volatility has come principally from three sources. First, interest rates have risen, and in particular the benchmark ten-year U.S. Treasury yield has increased from 1.63% as of May 1, 2013 to 2.13% as of June 14, 2013. Second, yields on Agency pools have also widened significantly relative to U.S. Treasuries and interest rate swaps. Third, pay-ups (price premiums over corresponding TBA prices) for specified Agency pools have experienced a substantial contraction. This contraction in specified pool pay-ups can be traced to both the increase in interest rates (prepayment protection characteristics, which are the primary reason that most specified pools trade at a premium to TBAs, becomes less valuable as interest rates rise) as well as the large scale selling of Agency pools by market participants, including many mortgage REITs. Market speculation surrounding the potential slowing or unwinding of asset purchases by the Federal Reserve in connection with its accommodative monetary policies has provided much of the catalyst for the current market volatility.

“Our hedging methodology was successful in largely offsetting the impact of the dramatic interest rate rise that we saw in May,” said Laurence Penn, Chief Executive Officer and President of the Company. “From our IPO to May 31st, despite the magnitude of the drops in the Agency RMBS market, we were able to limit our decline in book value per share to approximately 2.2%. At our current portfolio size we still don't consider ourselves fully invested, and with yield spreads wider and increased trading opportunities that accompany higher volatility, we look forward to deploying more capital. Given current market conditions, we believe that there will be less competition for the Company to acquire high-quality assets at favorable prices in the near term.”

1Core Earnings is a non-GAAP measure that the Company defines as GAAP net income excluding net realized and unrealized gains and losses on investments, net realized and unrealized gains and losses on derivative contracts (other than accrued periodic payments on interest rate swaps), and certain other items. Core Earnings should not be considered as a substitute for GAAP net income (loss), or as a measure of the Company's financial performance under GAAP.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "may," "expect," "project," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. For example, our results can fluctuate from month to month and quarter to quarter depending on a variety of factors, some of which are beyond our control and/or difficult to predict, including, without limitation, changes in interest rates, changes in default rates and prepayment speeds, and other changes in market and economic conditions. There can be no assurance that our estimated book value per common share as of May 31, 2013 and our forecast of Core Earnings for the two month period ending June 30, 2013 are indicative of what our actual results are likely to be as of and for such period or any succeeding period, including the year ending December 31, 2013. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust or "REIT" that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored enterprise. The Company intends to make the election to be taxed as a REIT when it files its tax return for the short taxable period May 1, 2013 through December 31, 2013. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.

Investor Contact:	Media Contact:
Lisa Mumford	Steve Bruce or Katrina Allen
Chief Financial Officer	ASC Advisors, for
Ellington Residential Mortgage REIT	Ellington Residential Mortgage REIT
(203) 409-3773	(203) 992-1230